Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-248821) and Form S-8 (Nos. 333-222783 and 333-234077) of ADT Inc. of our report dated February 28, 2023, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and the matter discussed in the sixth paragraph of Management's Report on Internal Control over Financial Reporting, as to which the date is July 27, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.
/s/ PricewaterhouseCoopers LLP
Hallandale Beach, Florida
July 27, 2023